Exhibit 99.1
Walmart Names John Rainey New Chief Financial Officer

BENTONVILLE, Ark., April 12, 2022 – Walmart Inc. (NYSE: WMT) announced today that John Rainey has been named Walmart’s next Executive Vice President and Chief Financial Officer (CFO). Rainey will assume the responsibilities of CFO on June 6, 2022.

“John has a proven track record of leading change at scale in customer service organizations innovating in their fields,” said Walmart President and Chief Executive Officer Doug McMillon. “I’m confident that John’s mix of financial and digital acumen, coupled with his experience leading finance in complex, highly competitive industries, will help us deliver for our customers and shareholders as we continue to transform our company.”

Rainey joins Walmart from PayPal where he currently serves as the company’s CFO and Executive Vice President, Global Customer Operations. In this role, Rainey is responsible for all of PayPal’s financial operations. He also leads the company’s Global Customer Operations team, guiding PayPal’s efforts to deliver great service experiences through its customer operations centers around the world. Prior to PayPal, Rainey was Executive Vice President and CFO at United Airlines, one of the world’s largest airlines, and spent a combined 18 years between United and Continental Airlines. He began his professional career at Ernst & Young LLP.

Rainey is also on Nasdaq’s board of directors, where he is a member of the audit committee and chair of the finance committee. He also serves on the advisory board for Baylor University’s Hankamer School of Business.

“I’m excited and humbled to join such an iconic company at a time when the retail industry continues its transformation,” said Rainey. “I’ve closely watched Walmart’s transition to an omnichannel company, and I can’t wait to join the management team and our 2.3 million associates to continue to help people around the world save money and live better.”

The company previously announced that Brett Biggs, who currently serves as CFO, would be leaving to begin a new chapter of opportunities in both the for-profit and nonprofit sectors. Biggs will support the transition to Rainey over the coming months, remaining in the CFO role until June 6, 2022, and then serve as an advisor until he leaves the company on Jan. 31, 2023. As part of the transition, he will also continue representing the company as a board member on Walmart’s FinTech startup joint venture with Ribbit Capital.

About Walmart
Walmart Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, approximately 230 million customers and members visit more than 10,500 stores and clubs under 46 banners in 24 countries and eCommerce websites. With fiscal year 2022 revenue of $573 billion, Walmart employs approximately 2.3 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting https://corporate.walmart.com, on Facebook at https://facebook.com/walmart and on Twitter at https://twitter.com/walmart.

Media Relations Contact Randy Hargrove 800-331-0085	Investor Relations Contact Dan Binder, CFA 479-258-7172